Exhibit 99.2

[CLIR] - ClearSign Combustion Corporation

Third Quarter 2019 Conference Call

Wednesday, November 13, 2019 5:00 PM Eastern Time

Company Representatives:

Matthew Selinger; Investor Relations

Brian Fike:; Chief Financial Officer

Jim Deller; Chief Executive Officer

Rob Hoffman; Chairman of the Board

Company Participants:

Robert Kecseg; Las Colinas Capital Management

David Brown; Private Investor

Lawrence Hall; Private Investor

Jeff Feinglass; Private Investor

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies Third Quarter 2019 Results Conference Call. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Thank you, operator. And welcome, everyone, to ClearSign Technologies Corporation Third Quarter 2019 Results Conference Call.

During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2018 Annual Report on Form 10-K. ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are; Jim Deller, ClearSign's Chief Executive Officer; and Brian Fike, ClearSign's Chief Financial Officer. Rob Hoffman, ClearSign's Chairman of the Board, is on the call as well and will be available in the Q&A portion.

So with that, I would like to now turn the call over to Brian Fike. Please go ahead, Brian.

Brian Fike: Thank you, Matthew. And thank you to everyone for joining us today.

Before I turn the call over to Jim, I'd like to review our results of operations for the third quarter ended September 30 of 2019. The net loss for the quarter ended September 30 of 2019 was $2.1 million compared to $2.3 million in the same period of 2018. Shares outstanding as of September 30 of 2019 were $26,704,761.

Our cash and investment resources were just over $10 million at the end of the third quarter of 2019, compared to $11.6 million at the end of the second quarter. Our Q3 2019 cash burn represents a reduction of $0.25 million from the third quarter of 2018 and is representative of our continued focus on costs and achieving the best results possible from our expenditures. It is important to note that even assuming no revenue, if our expenditures remain constant, we expect to have sufficient working capital available as of today to carry us to the end of 2020.

And with that, I would like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian. And good afternoon, everyone. And welcome to the first results call of the newly named ClearSign Technologies Corporation.

Many of you have seen the announcement regarding the name change that was issued yesterday after the market close. In that release, we went into detail about the reasons for the name change. I will start here today by talking more about this and the broader potential market opportunities for ClearSign that influenced our decision to make this branding change. This will include an update on our sensing technology business and our marketing activities, including the development of our new website, as all of these are related.

Over this past quarter, we have continued to develop our technologies and optimize the configurations for use in the field. This is not only true for our combustion technology but also includes our sensor technology. As we look to the future, we believe that the potential of our sensing technology is substantial, both in burner-related applications but also in much broader markets.

While we are in the early stages of developing this technology and our go-to-market strategy, we anticipate ClearSign business expanding out of the combustion space into much more diverse and additional sectors. This is significantly different from the past vision of ClearSign Combustion and warrants the renaming and branding of ClearSign for the future.

ClearSign is foremost a provider of technology rather than an equipment supply company, in a combustion market which is primarily through ClearSign Core, which will be embedded in the body of established combustion equipment manufacturers' products. After considering the breadth of potential markets opening to our sensing technology, and that our business strategy and function in the market is as a technology company, the change in name to ClearSign Technologies Corporation was obvious.

As the future potential of our sensing technology has featured so prominently in the decision to change the company name, it makes sense to address this technology first, even though it is not our most significant near-term path to revenue. I will note up front that a lot of what I will discuss regarding the future sensing developments are possibilities and potential opportunities and are in no way guaranteed. Nevertheless, I want to take this opportunity to explain what we see in the large and diverse opportunities possible for our sensing technology.

The major markets we envision for our sensing technology beyond combustion include markets such as transportation. While I cannot go into details, we do have some traction in this field. And while this is very much in its infancy, and there are certainly no guarantees of the future, we do see a very great potential for ClearSign in this market, which is exciting.

Looking shorter term and with more certainty. We are much further advanced with our combustion sensing technologies. The science behind the sensor product is related to the old ECC technology but differs greatly in this application. At its most simple application, our sensor [ finds ] means to detect the presence of a flame. That is whether it is on or off. This in itself is not unique, as there are other well-established technologies able to do this in the industry today. But all of these have significant drawbacks, generally including longevity, reliability and/or response time.

The ClearSign sensor, which have branded ClearSign Eye, has the capability of providing an instantaneous indication of a presence of a flame without the need for any components to be positioned inside the flame itself. It is also comprised of robust components that can be positioned upstream, which in most cases will be below the flame in the much cooler combustion air.

In terms of the capability of this technology, this application utilizes and demonstrates very little of what the technology can do. But in the interest of developing our business as quickly as possible, we see this simple application as the best first manifestation to launch. And even in this simple form, the technology has received great interest from customers with whom it has been presented.

ClearSign Eye will be included in an ongoing project on a demonstration basis, running it parallel with the conventional flame safety equipment the client would normally install. While this is a small item with a burner, the great appeal is that this equipment is as equally applicable to traditional burners as it is to those fitted with a ClearSign Core. And the benefits are not limited to environmental regulations or highly fired furnaces but to any customer frustrated with the limitations of current flame sensing technology. In other words, the total available market for ClearSign Eye on/off sensors is significant.

The really intriguing aspect of this technology as applied to burners is the capability to detect not just the presence of a flame but the character of a flame, which can be related to air-to-fuel ratio, intensity or instability. We believe that this functionality is unique in the industry. If this can be successfully productized, it will enable the provision of a device that could not only detect when a flame is present or not but also give an indication when something is starting to go wrong, giving the operator the opportunity to avoid a problem rather than just react to it when it happens, a little like a low tire pressure warning light on a car. This capability has been demonstrated to customers visiting us in Seattle and also presented in recent technical conferences.

For full disclosure, this health monitoring function, unlike the aforementioned on/off detection capability, is proven at bench scale. But the hardware to implement it is not fully proven in a full-scale operational burner. And it is not fully developed nor ready for commercialization yet.

However, given that it is an extension and is planned to be a continuing development from our on/off sensor, it is worth discussing in the context of it being one area of the future potential of the ClearSign sensing technology and an insight into the role this may play in the future.

We should also point out that when commercialized, a ClearSign Eye installed to monitor the health of a flame should have an extremely high return on investment and payback period for the customer. In most industrial settings, productivity is priority number two, closely behind safety. And the attributes of a ClearSign Eye that enable the operation of equipment to be prolonged addresses throughput head on.

Within the next few weeks, the ClearSign website will be re-launched. This will be a brand new website, rather than revamp of the old one. This website is the face of the company and reflects some of the changes we have made internally as well as our collaborative business strategy. The site itself will provide new insight into ClearSign, with demonstrations and explanations of our new technology. Additionally, it will be structured to reflect the new operation of ClearSign and the incorporation of collaborative partnerships and ClearSign Core into the ClearSign business model.

The new website will be customer and business focused and will be set up to facilitate the addition of new partners and products as the ClearSign business strategy progresses. We have strived to develop this website not only to serve our customers but also our partners, including prospective partners and our investors and the investment community at large.

In addition to the development of the website and a rebranding of the company is an increased focus on the needs for market and strategic product line development. In this, I'm not so much focused on advertising but on the methodical optimization of our product lines, the management and development of our strategic partnerships and the direction of our ongoing product and resource development; all to maximize our future returns form the market opportunities available to us.

While we're watchful of costs and avoiding a significant headcount increase, we are adding new expertise to strengthen this product line management function. We have an employment agreement with a great candidate who starts this next week, who will be based in our Tulsa, Oklahoma office.

Let me get back to our [ all-important ] process burner technology. In our last call back in August, we discussed the need to adapt our technology to make it easy for customers to implement and outlined the path ahead of us as we commercialize our technology. These efforts are to establish it as the mainstream solution to restore fire heater productivity as well as to achieve efficient emissions compliance in the environmentally conscious regions of the world. Through this past quarter, we have been acting on this plan and have made great progress. We appreciate the fact that there has been little news released, but there has been a lot going on behind the scenes, as is clear from the Exxon announcement made on October 18.

It is an element of this business that publicity related to orders, plans and agreements with our major customers we seek is often, and will undoubtedly continue to be, carefully reviewed. Frequently, the terms of our contracts will have binding restrictions on the content and timing of public announcements, which will have a bearing on when formal announcements can be made.

While we reserve press releases for material announcements, for those interested, we are providing lower core nonmaterial updates via our LinkedIn page and website. These have included updates of partner activity, such as promotions by ASHCOR and California Boiler; and details of conference activity and the presentation of technical papers covering both our technologies and sensing technologies.

The order from ExxonMobil is very significant for ClearSign, not just because of the customer but also because of the reason the order was placed and the multiple benefits it initiates for the ClearSign business and combustion and sensing technologies. The ExxonMobil engineering order is the first stage in the supply of burners for a heater in a major refinery in the United States Gulf Coast and is the next step in the progression of ExxonMobil's assessment of ClearSign's technology as a solution for emissions compliance going forwards.

It is clear from my conversations with ExxonMobil personnel that they fully appreciate the benefit to ExxonMobil of avoiding the need to fit an SCR, a selective cathodic reduction system, to many of its existing heaters and the value and benefits of a plug-in, not an SCR alternative.

The benefits of ClearSign technology have fueled the motivation behind the already substantial investment ExxonMobil has made in its evaluation of ClearSign Technology. This project and evaluation is spearheaded by the most senior engineers in the ExxonMobil research and engineering division. The effort and care they have taken is extreme. And without guarantee, we are optimistic that the ClearSign solution is being seriously considered as part of ExxonMobil's future emissions compliance plans. Beyond the obvious value of such an endorsement by a company with the industry reputation of ExxonMobil and the potential sales opportunities presented by it alone, the process and rigor we will follow to complete the industrial readiness of our process burner ClearSign Core technology with ExxonMobil over the next few months is hugely exciting.

Putting on my business-focused R&D hat, having such a high-caliber customer tell you exactly what it wants and needs and working with you to incorporate those capabilities is extremely valuable. Our deliverables from this stage of the order are due before the end of this year. Work is well underway and on track to meet this commitment. Of course, we expect this work to develop into a follow-up order for the supply of burners for installation and has already identified multi burner heater.

Turning to our collaborative partnerships. The discussions are ongoing and progressing. We have good engagement with prospective partners who have expressed their intent to move forwards with us and who have done their research regarding the technology and business opportunity for them. These parties are both in the domestic USA and international. The procedures being followed in our deliberations with the different parties vary. But generally, in addition to resolving how we will operate together, some include a performance demonstration of the technology in either their test furnaces or at third-party sites.

In some cases, the partners are electing to invest engineering and fabrication resources to develop their version of a commercialized product, encompassing a ClearSign Core for its testing. While such a substantial investment both in terms of finances and resources demonstrates their sincere interest in partnering with ClearSign, in the cases of possible partners opting to carry out this pre-engineering and testing, it is an activity that needs to be completed, along with the finalization of our contracts, before we will be in a position to make any formal announcements. So keep in mind there has been and will be a lot of continued activity behind the scenes.

In terms of a commercial launch, should this be with a partner who has already gone through pre-engineering and testing as part of its due diligence, we anticipate that the needs for further engineering and testing following the signing of an agreement will be minimal, more akin to reordering.

In this industry, these steps are necessary and would always need to have been completed before an agreement is struck. The main point here is that while we haven't announced an agreement, there are a lot of prerequisites being completed and that need to be completed before an agreement can be entered into, and we are moving through those. We look forward to completing this process. And as soon as there is a signed agreement, we will make an announcement. But until then, I ask for your understanding as negotiations and selections are underway. I am cautious of disclosing information that may have an adverse effect on any of the final agreements that may be reached with ClearSign.

I returned from my most recent visit to China just over 2 weeks ago. As a quick reminder, last heating season, we were successful in achieving positive performance in the water-tube boiler we have been working on, but there were still modifications we wanted to make prior to requesting certification from the Chinese approval bodies. Since then, we have incorporated some proven features from our fire-tube boiler burner design and fine-tuned the details of the burner. The modified parts have been fabricated locally in China. And our team members, with the assistance of Chinese contractors, recently completed all the said modifications, and we are ready for the heating season.

We also anticipate a successful firing of the 5G boiler burner, since it has operated successfully here in Seattle. And the exact burner will shortly be removed from here, crated up and shipped over to China for installation in a similarly-sized boiler there. Assuming successful results, the anticipated formal performance certification of both our fire-tube and water-tube technology by the Chinese government will be a significant step forwards towards the commercialization of our technology in China. Basically, this will provide the formal ratification of our technology that our various prospective Chinese business partners require prior to initiation of their possible association with us and the development of our business infrastructure.

There are more details about our Chinese market opportunity in the investor deck on our website. But the crux is that there are approximately 350,000 boilers in heating districts that are also in emissions nonattainment zones. And we believe the total is close to 500,000 if we also consider industrial boilers. The Chinese government is acting decisively to achieve their clean air goals, and we fully expect this to drive the conversion of these boilers to superior low-emissions technology. I can also report from my customer visits, that technology is well liked and more capable compared to the other more complex NOx-reducing systems deployed to date. With the validation of our boiler burner technology in China anticipated this season, you will appreciate that negotiations and the status of our business structure in China is not finalized at this time. And there are conversations and decisions underway.

As ClearSign has a subsidiary, ClearSign Asia Limited, registered in Hong Kong; and ClearSign Combustion environmental technology Beijing limited, a wholly owned foreign enterprise, commonly known as WOFE, as a subsidiary of ClearSign Asia; we have many viable options open to us. We have expressed interest from major Chinese companies in addition to equipment manufacturers, as evidenced by the CITIC and Beijing District Heating Group MOUs that we have discussed on earlier earnings reports.

From my last visit, I can confirm that interest by third parties in joining us in this venture is great. Given that the testing of both our small and large burner technology is expected to be completed this season -- and, of course, assuming a successful result -- we anticipate being able to finalize our business structure for this market in the reasonably near future. We expect to make an announcement or announcements with details of these agreements as they are confirmed.

Turning the attention back domestically. We are on track for the delivery of our World Oil and the South Coast Air Quality Management District orders. Orders for the equipment fabrication and the onsite installation have been placed. At this time, we also believe the other parties involved are on schedule, and we are looking forward to a successful startup in Q1 2020.

This will be the first commercial multi-burner installation for ClearSign and a very prominent reference for us going forwards. As part of the overall projects, there will be independent third-party emissions measurements taken as soon as the heater is up and running at a steady normal operating rate, [ amongst the ] measurements taken and logged following that. As the South Coast Air Quality Management District is a public entity, these results will be publicly available for refinery operators, investors, the public and the press.

Our cash consumption and balance sheet are always on our minds, and it is pertinent to address them at this time. Through improvement in our operational efficiency, we continue to reduce the rates at which we consume our cash reserves. These savings are as a result of both operational discipline and a consistent focus on our strategic goals. I want to emphasize that top priority is getting to full commercial operations quickly, and we manage our cash not in comparison to time but in comparison to progress. Or to put it another way, we are very watchful that while we focus on not wasting money, we make sure we do not hinder progress towards our commercialization goals.

As our CFO, Brian Fike, stated in his comments at the start of this call, we significantly reduced our cash burn again this quarter. And we currently have over a year's worth of cash on hand without considering any inflow of cash from operations, possible investments by others in our Chinese operation or elsewhere, or the possible sale of the patents we are trimming from our portfolio.

I want to take a moment here and thank the ClearSign team for their diligence which has made this possible. Everyone has been extraordinary in their efforts in helping us achieve our savings targets.

In closing. I want to express how encouraged I am regarding the progress of our partnerships and excited about the future of the technologies that the company presents to the marketplace.

With that, I will ask the operator to open the call for Q&A. Operator, can we please take questions now?

Questions and Answers

Operator: [Operator Instructions] Our first question comes from Robert Kecseg, with Las Colinas Capital Management.

Robert Kecseg: Yes, I was going to say as far as the collaborations go -- I know that's ongoing -- do you think it will be to the company's advantage for these two individual refineries to go forward and come to some sort of agreement post those installations, [inaudible] company's advantage?

Jim Deller: Can I ask for clarification? Which two refineries are you referring to?

Robert Kecseg: Exxon and World.

Jim Deller: Yes. So the World Oil project -- the execution of these orders does take time. The World Oil project is well underway and is actually due for startup in Q1 of next year. So the fabrication of those burners is in progress. We are on track to meet that deliverable. But in order to do that, we are much further down the path with that project than would allow us to work with a potential partner at some time in the near future.

Regarding the Exxon -- and at this point, we're assuming there will be no order forthcoming. I mean, just for clarification, that's not been confirmed, but we're certainly very optimistic. And assuming that we do get a partnership finalized in an appropriate time, it would certainly be my intent that that order would be executed with the new partners, so that the new partner burners would be demonstrated and we would have equipment in the field that is built and proven in the way that we will continue to do business going forward beyond that. So it's really down to timing of it, yes. That's certainly our preference.

Robert Kecseg: And then, the other thing, on timing -- I'm trying to stay away from the collaborations, because that's just going to happen whenever it happens. But in the case of the Chinese -- I'm just looking at the ones that we know that we're working on independently, as a separate entity -- as far as China goes, since we're now beginning the heating season, is there some time frame at the other end of this to where -- in other words, is there a window, is there the other end of the window, to where we can hope to hear something come forward with that? In other words, since we're at the beginning of the window for heating season, and it seems to revolve around the heating season, there's obviously an end to that. So do we need to think that we should hopefully hear something somewhere between now and the end of the heating season? I guess that's what I'm trying to say.

Jim Deller: Yes. Well, first of all, you're absolutely right. The burners that we are demonstrating and the very large target market that we have in China is very much focused on the heating needs. They appreciate, in the cold region of China, all the domestic housing and most of the offices are heated by these heating districts. If you think of the size of China, that's a huge market for us.

For timing, the ClearSign burner in the water-tube boiler is ready to go. You'll appreciate that in China, the heating district starts on a specific date, which is right about on us. There's a lot of activity at that time. Given that ours is a new installation, we will start it up very soon, but we may not start on the very first day just because of how much is going on in their routine boilers. But certainly within the next few days following that, we expect to be starting up as we get the burner up to rates. And assuming that everything works well, and we are able to get the approvals and the performance that we need, certainly, we will be sharing news. And we hope that that will be before the end of the heating season. As soon as we have that good news, and we've got something confirmed that we can publicly announce, we will do so.

Robert Kecseg: And then, the arrangement you already have with [ Ashmore ] on the flares, since they're the ones working on that and trying to place orders in that area -- and I believe you said in the past that you have a product that they're marketing -- is there some belief that in the not-too-distant future something will become of that? Do you think there'll be something coming forth as far as the installation there?

Jim Deller: I do. We have been working diligently with them. I think in this last quarter, you'll have seen the promotional material that ASHCOR have actually published. And if you haven't, we have referenced that on the website. As you've seen, we also connected ASHCOR with California Boiler to introduce them to the California markets. And California Boiler, incidentally, have been promoting all of the ClearSign product range and see us as a very good opportunity for them.

We have attended conferences with ASHCOR. We are visiting their clients. Plus it's in our interest to assist them with the promotion of ClearSign technology. And we truly believe in taking our destiny into our own hands and not just sitting back and waiting on our partners to do that for us. So we are working with them very closely. We do have technology developed. The ClearSign Core technology is embedded in the designs of ASHCOR [ players ], and we do have customer proposals out. So we are looking forward to orders.

Robert Kecseg: And I guess the primary thing in China was the water-tube. And to back that up is the fire-tube. Is that fire-tube, is that not necessarily connected to the heating season? So that would be something that we could maybe look forward to beyond the heating season? Am I thinking about that right?

Jim Deller: Yes. And just for everyone, although we had the water-tube boiler burner installed in China first, the very large volume of fire-tube boilers there is a very substantial opportunity. So I'm not sure I see one as being primary and one secondary. It was just one that we took to China first. But they are both very, very significant markets for us.

Robert Kecseg: I'm just asking, is it limited to the -- is the other one, the fire, is that limited to the heating period? Or is it beyond that?

Jim Deller: It does go beyond that. The majority of the boilers in China are for heating purposes. But there are more of the fire-tube boilers also in other applications and industrial applications which are not strictly focused on heating and therefore run through the year. So the majority of the applications are for heating. But there are year-round needs for those burners.

Rob Hoffman: Robert? This is Rob Hoffman. I just wanted to clarify. I think your first question, if I understood it, you were asking whether supply agreements would have to wait until we prove success with World Oil and Exxon. And if that's the question, the answer is no. So we won't have to wait until those are proven. The supply agreements are moving forward on their own. Is that part of the question that you had?

Robert Kecseg: Yes. I was kind of looking at it from the other, kind of the reflection of that. I was just saying, to our benefit, from our standpoint, if just one of those projects moves forward and we have an installation -- and that get good measurements, they get good results and it runs for a while -- is that going to be a benefit to us in inking something collaboratively? Because look at what we have. I mean, we've done this now for somebody. And then, I'm assuming the World Oil one will have a chance to show itself first, and then followed up by the Exxon one. I just wondered if that would give us an advantage, actually, is kind of the way I was thinking of it, the demonstration of it with real companies and real operations.

Rob Hoffman: I'll let Jim answer [inaudible].

Jim Deller: Yes, I can. I mean, Bob, your point -- having an installation like the World Oil installation up and running will we give great confidence to our customers and to our partners alike. Regarding timing, our partners that we're working with have expressed sufficient confidence in ClearSign technology that the startup of the World Oil Project is not a precursor to signing an agreement.

Operator: The next question is from David Brown, a private investor.

David Brown: Yes. Exciting to hear the news about the ClearSign Eye and the combustion sensor, so congratulations on that progress.

I have a little bit of a follow-up question on fire-tube boilers and the package boiler space that was thought to be by previous management a homerun about 2 years ago, if we could get down to 5 PPM at 3% oxygen, and we achieved that. Is there some North American component of that still going on, besides the Chinese component?

Jim Deller: Yes, there is, absolutely. And previously, we talked about ASHCOR. I mentioned -- or the company, California Boiler. Obviously, by their name, that gives you a very good insight into where their primary focus is and actually the main part of their interest in ClearSign. We are pursuing partnerships in the domestic USA for the boiler burner business. We are primarily focusing on China, or at least talking about China, just because of the size of that market. But there is a market for the burners here in the USA. And as we progress, we're also developing our business channels and structure to address that USA market.

David Brown: Also, how is our progress with the regulatory agency, the Southern California Air Quality Management District? I know we were working on getting our -- what was then called Duplex technology into working with them to get that to be best available control technology with them. Have we achieved that label with them at this point?

Jim Deller: We are making very good progress there. The World Oil project is actually -- the South Coast Air Quality Management District have made an equal investment in the World Oil project as World Oil. The focus of that project for them is to prove ClearSign technology as best available combustion technology. So the startup of these burners and the verification from the data that we will collect afterwards is for the purpose of confirming ClearSign Technology as best of [ both ] for BACT.

David Brown: So I'm just really excited about the opportunity in China. I know it's been rather a long time coming, but it sounds very exciting. It's obviously a huge market. So full steam ahead on that.

Operator: The next question is from Lawrence Hall, a private investor.

Lawrence Hall: I, too, am excited about China, although I may have misinterpreted some of your comments. And I'm beginning to think the time line for revenue generation may be pushed back. Let me ask some basic questions similar to your first speaker, but from maybe a little different angle. There's a little confusion, certainly on my part, on when the heating season begins and ends. And I assume it may differ from district to district. It begins in Beijing District November and ends in, I don't know, April?

And then I had some follow-up questions I wanted to ask on [inaudible].

Jim Deller: Yes, the Chinese government actually sets the start date of the heating season and is right at the middle of November. They can push it back and forth by a few days. But it's right at the middle of November. And it runs through -- I believe it runs through March.

Lawrence Hall: Are you running pilot demonstrations on both the fire-tube and the water-tube boilers?

Jim Deller: We are. The water-tube boiler burner in its new improved form is installed, it's ready to go. And as I said earlier, we're not planning to start that up on the very first day, just because there is so much going on. You'll appreciate they're starting up thousands of boilers on the same day. So we don't want to get tied up in that. But within the next couple of days after that, we will be starting that burner up. The fire-tube boiler burner is actually being prepped for crating at the end of this week and will be shipped to China to be installed in a very similar fire-tube boiler there in China and going through the same demonstration and verification process as the water-tube boiler.

Lawrence Hall: On the water-tube boiler, I was under the impression that you in the past had not been able to reach whatever the agreed-upon standards were. But your comments today made me believe that you did reach those standards, mutually agreed standards, between ClearSign and the Beijing District. Is that the correct interpretation?

Jim Deller: We have demonstrated good performance before. We have not met all of the criteria in the previous heating season, but we did learn a lot. And we've also taken what we've learned on the fire-tube boiler burner and extrapolated that and reengineered it for the larger size of the water-tube boiler. And that was the main component of the change that we've installed in Beijing. And we fully expect to meet the agreed operational requirements this season. We did not quite meet all of them at the end of the last season, so we have some small improvements. Because, of course, when you demonstrate it, you want to demonstrate the entire capabilities of the technology. [Inaudible].

Lawrence Hall: Would the demonstration relative to your MOU with the Beijing District, would it go through the heating season? Or could the Beijing District say everything looks great, let's move on to discussing a definitive agreement?

Jim Deller: Okay. So there's multiple parts to that. And for clarity, I'll try and take them one at a time.

The length of the testing is actually being negotiated. It is not expected to be the length of the season. We need to get to a steady rate. Obviously, our interest is we want to keep it as short as possible just to move on to the next phase. But I truly can't answer the question, because there is an open negotiation.

Just to confirm a statement you made in your question, for clarity -- we do have an MOU with the Beijing District Heating Group of the nature of a future collaboration. While we're certainly talking to them, it's not guaranteed at this point. We do have to go through the negotiation process to reach an agreement.

Lawrence Hall: From your comments today, it sounded like before an agreement could be reached that the Chinese government, or whatever agency is responsible, would have to certify these devices. Is that the correct interpretation? And if so, I'm a little bit worried, since I assume, governments being governments, it could take quite some time.

Jim Deller: So the official testing is one and the same. It is what was referred to when I answered the first part of your question. I do not anticipate any delay in that part. We are aware of the testing and have taken action to make sure that it will be provided on a reasonable schedule for us. It's not guaranteed; we are dealing with the government in China. But I do not anticipate great delay in getting that measurement done.

Lawrence Hall: You mentioned, and I've seen in the past, couple different figures on the number of boilers in China. I assume that the first or most likely first agreement in China would be with the Beijing Heating District. And I guess my question is, how many boilers might be applicable for that district in a potential agreement?

Jim Deller: So first of all, the nature of an agreement that relates to our business structure and how we operate in China would be different from a sales order. Certainly, we are looking to some of these very influential major partners as potential allies in both. But what I can say is, on my last visit to China, we met with some very senior people within the Beijing District Heating Group. They are very enthusiastic about our technology, the same as the operators that we spoke to on the ground level. They do not like some of the complexities that they incur with the other technologies which are being installed. And they are just waiting for our technology to be proven, so that they can then implement it. And that actually is one of the really big reasons for my excitement about China. It's really nice when your challenge is really what's in your control, and you believe the market is there waiting for you.

But the heating districts are huge. There are so many boilers there. But the nice thing about heating season -- I know the heating season is limited, but what it means is that there is some downtime between them. So there is actually a very good opportunity for the installation of replacement burners. Whereas if you look at something like a traditional oil refinery, one of the big challenges when you're looking to sell and install equipment is you have to schedule that around their very rare shutdowns, which may be years apart. So there's actually very good opportunity for this.

Lawrence Hall: To approach that from a slightly different angle, does that mean that basically installations you would do for the heating industry in China would largely be limited to, what, 7 months a year?

Jim Deller: Yes, to the nonoperational time for the heating districts.

Lawrence Hall: And back to a previous point -- assuming everything goes well, and assuming some type of agreement relative to the Beijing District is made, would a reasonable assumption for calendar 2020 be, I don't know, 10 burners installed, 20 burners? Can you give any kind of a rough estimate?

Jim Deller: I think you have to think that right now, we are proving the technology to get it established. The early stages of any product introduction are going to be much slower than you'd anticipate for regular business once you have manufacturing channels and a proven technology widely dispersed throughout the market. So I think the assumption is that it will be a much bigger business, after we've got, say, a season of both infrastructure development and the early adopter demonstrations completed, is reasonable.

Lawrence Hall: I mentioned my assumption before that China was, in my mind at least, the most likely big revenue generator for ClearSign in the near future. Is that a correct assumption? Or could somehow Exxon finally get [inaudible]?

Jim Deller: I think China is certainly a very, very big opportunity for ClearSign, with a very immediate need. It's the perfect fit. I also, though, am very excited, especially about the process heater market in the United States, especially with California and Texas, and the feedback we're getting from the customers we're talking to in the domestic U.S. as they work out the best options for them to tackle the anticipated future emission requirements.

So China is certainly a very big market. I think time will tell whether that is the biggest or whether it's actually the U.S. process heater market. Or in fact, looking further down the road, it may even be that sensing technology overlaps all of those. But that's a long way off. [Inaudible].

Lawrence Hall: Go ahead, sorry.

Jim Deller: I was just saying, I think it will be a balance between the process heaters in China, and I think time will tell.

Lawrence Hall: You mentioned the sensing technology. Back in -- I believe it was the May conference call of last year, under the old management, a statement was made that several technical developments show expansion into new end markets such as aerospace, marine and gas turbines. I assume that things didn't work out in those areas, and it's now in the area that you described earlier in the call about sensing on flame?

Jim Deller: So the sensing technology is -- as we've developed it, we've really seen the technology we've got and worked out how we can best take this to market in a marketable product. The essence of it is a hydrocarbon and mix or a flammability sensor that can be applied to flames, which is obviously the first deployment of -- and when you look at the likes of transport, and wherever there is a fuel system in place, it has an application there.

Lawrence Hall: I'm going to throw this one out. I'm not sure you can make any comment about it. But it's all kind of leading to the bottom line of what kind of revenue generation might be expected in 2020, and whether ClearSign will -- if it's not sufficient, whether ClearSign would have to go to another stock offering or an equity investment or some other means to fill the gap between the operating cost and the revenue generation. I don't know whether you could make any comment about that, but I thought I'd throw it out for anything you'd care to say.

Rob Hoffman: Jim, I'll take this one.

Jim Deller: Yes, thanks, Rob.

Rob Hoffman: Lawrence, this is Rob Hoffman.

And I know you didn't mention it explicitly, but we filed an F-3 shelf registration back in, I think it was July. And we've gotten some questions about that. And I just want to point out that filings like that are good for 3 years, and always considered prudent financial management to have one in place. So I don't think having a shelf is indicative of anything other than prudent financial management.

And I think we should also -- well, I'd like to reiterate what Brian Fike, our CFO, and Jim stated in their comments, that we have over a year's worth of cash on the balance sheet. And again, that assumes 0 revenue. Jim and the team have done a great job reducing the burn rate, while at the same time making significant progress he's talked about in getting our products to be commercial ready. And so when you think about our burn rate and our cash balances, going forward, the only reason for expenses to ever rise will be in conjunction with revenue coming in the door. So in other words, I think that that burn rate is pretty -- or the length of time we have is pretty good.

And so Jim also commented about, coming back from Japan, there are a number of entities who have expressed interest. They've done it in the past and reiterated that interest in partnering with us in China. And so we've mentioned that they have an interest in partnering with us. So when we demonstrate success, we think we'll be able to talk about that.

And I guess, just for those who fear dilution. I just want to mention that in addition to being chairman of the Board of ClearSign Technologies, I am the general partner of something called Clear SPV LLC. And Clear SPV is the owner of close to 20% of ClearSign Technologies, and Clear SPV owns common equity. In other words, we're on the same place in the capital structure as everyone else. So to connect all those dots, our collective goal, meaning for both the SPV, Clear SPV, and all common shareholders, is success. So I think that's the -- hopefully, that helps answer the question you just had.

Lawrence Hall: Yes. I knew most of what you've mentioned. Maybe I knew it all. I guess, part of the reason I bring the point up is the CFO generally starts each quarterly conference saying we've got cash to -- I guess this time, it was beyond 2020. And I'm just having a little difficulty with that statement. I'm not saying it isn't accurate. Maybe would give us the impression that you and the rest of the board members would be willing to take the chance of coming awful close to 0 cash in the bank before you tried to replenish it, or might go to that route. And I have a lot of difficulty, maybe incorrectly, believing that you would do that. So that was part of the reason.

Rob Hoffman: Well, I think you have to remember that the entire board, and Jim and Brian, we're cognizant that you don't want to go to 0. But there's a lot of progress to be made in the coming months that we look forward to announcing. I'll leave it at that.

Operator: The next question is from [ Jeff Feinglass ], a private investor.

Jeff Feinglass: Part of my question was just answered by Rob. But you said this in your comment, and then Rob did as well, when you mentioned part of the Beijing Heating District. And I think you said CITIC partnering -- and I'm using air quotes; you can't see that -- with ClearSign. Does that mean partnering from a manufacturing standpoint? Or does it mean something like investing in or acquisition of -- you mentioned the Chinese subsidiary and both the Hong Kong subsidiary as well. So it led me to kind of infer, maybe wrongly, that it may mean something more than just manufacturing and buying burners, maybe being a financial partner as well in the ClearSign structure.

Jim Deller: I've actually met with the some of these lead guys [ actually ] twice now. They see what we're doing. They're aware of the installation that we have with Beijing District Heating Group, and they're aware of our business plans and the opportunity for technology like ClearSign's in China.

I think, to be honest, the answer to your question is all of the above. They're interested in or combined with the other large group we talked about, the Beijing District Heating Group, in using the technology in [ with us ] building and manufacturing the technology. If we need to develop some infrastructure in China, they have expressed an interest in talking to us should there be a role for them to play in a development like that also.

Of course, back to the importance of getting the technology proven in China, that is a general requirement and one that they have expressed also. But given that they are, obviously, a very good friend of ClearSign's in China, and they have expressed an interest really in working with us in whatever manifestation makes the best sense for the business, and, of course, for them at the same time.

Jeff Feinglass: And I may be putting words in your mouth, but by that comment, I mean, they could be a financial partner with us as well, or an investor in ClearSign in Asia or otherwise?

Jim Deller: That is a possibility. And you talk to a lot of people about ideas, that is something we do believe is available should that be something that we want to do.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you.

If there are no further questions, I'd like to thank everyone for participating on the call today. And we do look forward to updating you on our progress as events occur.

We do appreciate your continued support. And thank you.

Operator: This conference is now concluded. Thank you for attending today's presentation. You may now disconnect.